Exhibit 99.4

            ECSI RECEIVES OVER $400,000 IN PURCHASE ORDER UPGRADE FOR
                         NUCLEAR POWER STATION SECURITY

Clifton, NJ -- August 22, 2005 - Electronic Control Security, Inc. (OTC BB:EKCS) a leading provider of security solutions to governments and corporations worldwide today announced it has received a purchase order to upgrade the security at another southern nuclear power station valued at more than $400,000.

Under the agreement, ECSI International, a wholly owned subsidiary, will deliver its Infrared Perimeter Intrusion Detection System (IPIDS(R)), one of its premiere product lines designed to prevent unauthorized entry or access to high threat complexes during September and October, 2005.

Arthur Barchenko, CEO of ECSI, said, "All nuclear power stations are mandated to upgrade security to address the current threat. There are now over thirty nuclear power stations utilizing our technology, again confirming that our products and services continue to meet current Homeland Security demands. Our recognition in the nuclear industry continues as a quality provider."

In August of 2003 as part of the Integrated Based Defense Security (IBDSS) program, ECSI was awarded along with 3 other organizations, an ID/IQ contract valued at up to $498,000,000 to secure 35 Air Force bases over 5 to 7 years. The company has announced over $5.8 million in new contracts for fiscal 2005-2006 and is recognized as a quality provider for Homeland Security programs. Further, ECSI has supplied technology for over 25 Department of Defense (DoD) sites in the continental U.S., Alaska, Hawaii, the Middle East and Southeast Asia.

About ECSI

ECSI is recognized as a global leader in perimeter security and an effective quality provider for both the Department of Defense and Homeland Security programs. The company designs, manufactures and markets physical electronic security systems for high profile, high threat environments. The employment of risk assessment and analysis allows ECSI to determine and address the security needs of government and commercial-industrial installations. The company has teaming agreements with ADT Federal Systems, ARINC, Hudson Marine Inc., Lockheed Martin Transportation & Security Solutions, Parsons Infrastructure & Technology Group, Radio Holland Group, SERCO, Inc., STS International, Tetra Tech, Inc. and other industry leaders. ECSI is located at 790 Bloomfield Avenue, Bldg. C-1, Clifton, NJ 07012. Tel: 973-574-8555; Fax: 973-574-8562; for more information on ECSI and its customers please go to http://www.anti-terrorism.com.

ECSI INTERNATIONAL, INC. SAFE HARBOR STATEMENT: Statements in this press release, including the statements relating to projected future financial performance, are considered forward-looking statements under the federal securities laws. Sometimes these statements will contain words such as "anticipates," "expects," "plans," "projects," "estimates," "outlook," "forecast," "guidance," "assumes," and other similar words. These statements are not guarantees of the Corporation's future performance and are subject to risks, uncertainties and other important factors that could cause the Corporation's actual performance or achievements to be materially different from those the Corporation may project.

The Corporation's actual results will likely be different from those projected due to the inherent nature of projections and may be better or worse than projected. Given these uncertainties, you should not rely on forward-looking statements. Forward-looking statements also represent the Corporation's estimates and assumptions only as of the date that they were made. The Corporation expressly disclaims a duty to provide updates to forward-looking statements, and the estimates and assumptions associated with them, after the date of this press release to reflect the occurrence of subsequent events, changed circumstances or changes in the Corporation's expectations.

In addition to the factors set forth in the Corporation's 2004 Form 10-K and quarterly reports filed on Form 10-Q with the Securities and Exchange Commission, the following factors could affect the Corporation's forward-looking statements: the ability to obtain or the timing of obtaining future government awards; the availability of government funding and customer requirements both domestically and internationally; changes in government or customer priorities due to program reviews or revisions to strategic objectives (including changes in priorities in response to terrorist threats or to improve homeland security); the competitive environment; economic business and political conditions domestically and internationally; program performance; the timing and customer acceptance of product deliveries; performance issues with key suppliers and subcontractors; customer and other regulatory reaction to the proposed acquisition and the outcome of contingencies (including completion of any acquisitions and divestitures, litigation and environmental remediation efforts). These are only some of the numerous factors that may affect the forward-looking statements contained in this press release.

For ECSI:
Kathleen Zomack
973-574-8555


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